Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On October 2, 2017, iRobot Corporation, a Delaware corporation together with its wholly-owned subsidiary iRobot UK Ltd., a private limited company incorporated under the laws of England and Wales (“iRobot”), pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”), dated as of July 25, 2017 with Robopolis SAS, a French company (“Robopolis”), shareholders of Robopolis, and SARL High Five Investissements, a French company, as the Shareholders’ Representative, completed its previously announced acquisition of Robopolis through the acquisition of the issued and outstanding capital shares of Robopolis.

At the closing, iRobot paid approximately $170.0 million in cash offset by acquired cash of approximately $38.1 million held by Robopolis and its subsidiaries resulting in a net cash outlay of approximately $131.9 million. Pursuant to the Share Purchase Agreement, $16.0 million of the purchase price was placed into an escrow account to settle certain claims for indemnification for breaches or inaccuracies in Robopolis’ and its shareholders’ representations and warranties, covenants and agreements, and approximately $2.4 million of the purchase price was deposited in escrow to satisfy, in part, any payments due to iRobot for certain post-closing purchase price adjustments.

The following unaudited pro forma combined financial information is shown as if iRobot and Robopolis had been combined as of January 3, 2016 (the first day of iRobot’s 2016 fiscal year) for income statement purposes and as of September 30, 2017 for balance sheet purposes. The unaudited pro forma combined financial statements do not include the pro forma full year financial information for an insignificant business acquired by iRobot on April 3, 2017. The unaudited pro forma combined financial information of iRobot and Robopolis is based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information. These pro forma financial statements are for informational purposes only. They do not purport to indicate the results that would have been realized had the acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future. The actual results reported in periods following the closing date may differ significantly from the pro forma financial information for a number of reasons, including without limitation, differences in the ordinary course of business conducted after the closing date, differences between the assumptions and estimates used to prepare these unaudited pro forma financial statements and the actual amounts, cost savings from operating efficiencies, and the impact of incremental costs in integrating Robopolis.

The pro forma adjustments and related assumptions are described in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements. The pro forma adjustments are based on assumptions related to the consideration paid, and the allocation thereof to the assets acquired and liabilities assumed of Robopolis, based on preliminary best estimates of fair value. These estimates are based on the most recently available information. The purchase price allocation is dependent upon certain valuation and other studies, including tax analyses, which are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation. The unaudited pro forma combined financial statements should be read in conjunction with:

•	iRobot’s audited consolidated financial statements, including the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in iRobot’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 17, 2017, and iRobot’s interim unaudited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in iRobot’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, as filed with the SEC on November 3, 2017.

•	Robopolis’ audited consolidated financial statements, including the related notes thereto, as of and for the years ended December 31, 2016, 2015 and 2014, and Robopolis’ interim unaudited financial statements, including the related unaudited notes thereto, as of September 30, 2017 and for the three and nine months ended September 30, 2017 and 2016, included as Exhibits 99.1 and 99.2 in this Form 8-K/A.

iROBOT CORPORATION

PRO FORMA COMBINED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Year Ended December 31, 2016
	iRobot Historical (A)	Robopolis Historical (B)	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$660,604	$142,772	$(84,459)	(1)	$718,917
Cost of revenue	341,289	90,943	(69,821)	(1)(2)	362,411

Gross margin	319,315	51,829	(14,638)		356,506

Operating expenses:
Research and development	79,805	—	—		79,805
Selling and marketing	115,125	13,987	593	(2)	129,705
General and administrative	66,828	7,443	—	(4)	74,271

Total operating expenses	261,758	21,430	593		283,781

Operating income	57,557	30,399	(15,231)		72,725
Other income, net	3,804	1,610	(475)	(3)	4,939

Income before income taxes	61,361	32,009	(15,706)		77,664
Income tax expense	19,422	10,277	(5,355)	(5)	24,344

Net income	$41,939	$21,732	$(10,351)		$53,320

Net income per share:
Basic	$1.51				$1.93
Diluted	$1.48				$1.88
Number of weighted average common shares used in calculations per share
Basic	27,698				27,698
Diluted	28,292				28,292

(A)	As reported in iRobot’s Form 10-K for the year ended December 31, 2016 as filed with the SEC.
(B)	As derived from Robopolis’s audited financial statements for the year ended December 31, 2016.

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

iROBOT CORPORATION

PRO FORMA COMBINED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Nine Months Ended September 30, 2017
	iRobot Historical (A)	Robopolis Historical (B)	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$557,014	$93,522	$(75,821)	(1)	$574,715
Cost of revenue	277,397	59,821	(58,879)	(1)(2)	278,339

Gross margin	279,617	33,701	(16,942)		296,376

Operating expenses:
Research and development	80,518	—	—		80,518
Selling and marketing	91,344	9,527	445	(2)	101,316
General and administrative	58,137	4,898	(2,034)	(4)	61,001

Total operating expenses	229,999	14,425	(1,589)		242,835

Operating income	49,618	19,276	(15,353)		53,541
Other income (expense), net	4,290	(3,870)	(990)	(3)	(570)

Income before income taxes	53,908	15,406	(16,343)		52,971
Income tax expense	7,565	4,706	(6,567)	(5)	5,704

Net income	$46,343	$10,700	$(9,776)		$47,267

Net income per share:
Basic	$1.68				$1.72
Diluted	$1.61				$1.65
Number of weighted average common shares used in calculations per share
Basic	27,520				27,520
Diluted	28,719				28,719

(A)	As reported in iRobot’s Form 10-Q for the nine months ended September 30, 2017 as filed with the SEC.
(B)	As derived from Robopolis’s unaudited financial statements for the nine months ended September 30, 2017.

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

iROBOT CORPORATION

PRO FORMA COMBINED BALANCE SHEET

(in thousands, except share data)

(unaudited)

	September 30, 2017
	iRobot Historical (A)	Robopolis Historical (B)	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$241,786	$38,053	$(169,994)	(12)	$109,845
Short term investments	36,442	—	—		36,442
Accounts receivable, net of allowances	76,956	27,794	(11,021)	(6)(7)	93,729
Unbilled revenue	1,668	—	—		1,668
Inventory	92,813	36,884	(19,275)	(1)	110,422
Other current assets	18,395	2,813	7,151	(11)	28,359

Total current assets	468,060	105,544	(193,139)		380,465
Property and equipment, net	37,093	1,232	—		38,325
Deferred tax assets	35,088	148	(148)	(10)	35,088
Goodwill	41,041	17,029	63,065	(9)	121,135
Intangible assets, net	15,315	—	36,597	(8)	51,912
Other assets	14,064	210	—		14,274

Total assets	$610,661	$124,163	$(93,625)		$641,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,798	$28,991	$(9,579)	(7)	$108,210
Accrued expenses	28,949	8,194	—		37,143
Accrued compensation	23,773	—	—		23,773
Deferred revenue and customer advances	4,607	—	—		4,607
Other current liabilities	—	2,283	—		2,283

Total current liabilities	146,127	39,468	(9,579)		176,016
Deferred tax liabilities	—	—	11,750	(10)	11,750
Long term liabilities	8,042	1,023	—		9,065

Total liabilities	154,169	40,491	2,171		196,831

Preferred stock	—	—	—		—
Common stock	279	295	(295)	(11)	279
Additional paid-in capital	182,786	—	—		182,786
Retained earnings	273,368	82,723	(94,847)	(1)(11)	261,244
Accumulated other comprehensive income	59	654	(654)	(11)	59

Total stockholders’ equity	456,492	83,672	(95,796)		444,368

Total liabilities and stockholders’ equity	$610,661	$124,163	$(93,625)		$641,199

(A)	As reported in iRobot’s Form 10-Q as of September 30, 2017 as filed with the SEC.
(B)	As derived from Robopolis’s unaudited financial statements as of September 30, 2017.

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

iROBOT CORPORATION

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

(unaudited)

1.	Basis of Pro Forma Presentation

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions been consummated as of January 3, 2016. Pro forma adjustments reflect only those adjustments which are factually supportable or estimable, and do not include the impact of cost savings from operating efficiencies, or the impact of incremental costs in integrating Robopolis. The preliminary purchase consideration and purchase price allocation has been presented and does not necessarily represent the final purchase price allocation. The preliminary allocations of the purchase consideration to tangible and intangible assets acquired and liabilities assumed herein were based upon preliminary valuations and our estimates and assumptions are still subject to change.

The historical financial information of Robopolis was presented in euro and was translated to US dollars using the following historical exchange rates:

$ / €
Period end exchange rate as of September 30, 2017	1.18
Average exchange rate for the nine months ended September 30, 2017	1.11
Average exchange rate for the year ended December 31, 2016	1.11

2.	Preliminary Purchase Price Allocation

A summary of the preliminary purchase price allocation as if the acquisition closed on September 30, 2017 is as follows (in thousands):

Total cash consideration	$169,994

Allocation of the purchase consideration:
Cash	$38,053
Other current assets	66,049
Other assets, non-current	1,590
Intangibles	36,597
Goodwill	80,094

Total assets acquired	222,383

Current liabilities	39,468
Other liabilities, non-current	12,921

Total liabilities assumed	52,389

Net assets acquired	$169,994

3.	Intangible Assets

The preliminary purchase price allocation identified the following acquired intangible assets. The respective periods over which these assets will be amortized are presented below:

	Amount (in thousands)	Estimated Useful Life (in years)
Reacquired Distribution Rights	$29,296	2.25
Customer Relationships	7,029	14
Non-Competition Agreements	272	3

Total	$36,597

The amount assigned to identifiable intangible assets acquired was based on their preliminary fair values determined as of the acquisition date, primarily using the income approach by discounting to present value the free cash flows expected to be generated by each asset over its remaining life. The discount rate used was approximately 14.5%. Reacquired distribution rights are amortized on an accelerated basis based upon the pattern in which the economic benefits are being utilized. Other intangible assets will be amortized over their respective estimated useful lives on a straight-line basis. The preliminary excess of the purchase price over the net assets acquired was recorded as goodwill and amounted to approximately $80.1 million. In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment at least annually. None of the goodwill associated with this transaction will be deductible for tax purposes.

4.	Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(1)	Adjustment to eliminate intercompany activities between iRobot and Robopolis, including

•	$84.5 million and $75.8 million of revenue for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively;

•	$86.1 million and $67.2 million of cost of revenue for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively; and

•	$19.3 million of intercompany profit in Robopolis ending inventory as of September 30, 2017.

(2)	Adjustment to record amortization expense of:

•	$16.3 million and $8.4 million in cost of revenue for the reacquired distribution rights for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively; and

•	$0.6 million and $0.4 million in selling and marketing expenses for the customer relationships and non-competition agreements for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively.

(3)	Adjustment to reduce interest income of $0.5 million and $1.0 million for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively, by applying the rate of return for the respective period to the net cash outlay used to fund the acquisition of Robopolis.

(4)	Adjustment to eliminate $0.0 million and $2.0 million of transaction costs incurred for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively, which are directly attributable to the acquisition of Robopolis.

(5)	Adjustment to reflect the income tax effect of each pro forma adjustment based on the statutory tax rate for the year ended December 31, 2016 and the nine months ended September 30, 2017.

(6)	Adjustment to record $1.4 million as a reserve for Robopolis returns in accordance with iRobot policy as of September 30, 2017.

(7)	Adjustment to eliminate intercompany payables of $9.6 million on the balance sheet of iRobot and intercompany receivables of $9.6 million on the balance sheet of Robopolis as of September 30, 2017.

(8)	Adjustment to record the fair value of acquired intangible assets of $36.6 million, which consists primarily of reacquired distribution rights and customer relationships.

(9)	Adjustment to eliminate historical goodwill of Robopolis of $17.0 million and record new goodwill of $80.1 million for the excess of purchase price over the fair value of net assets acquired and liabilities assumed.

(10)	Adjustment to record Robopolis deferred taxes including:

•	$12.3 million increase in deferred tax liability resulting from the acquired intangible assets; and offset by

•	$0.5 million of deferred tax asset resulting from the increase in reserves for returns and $0.1 million of historical deferred tax asset.

(11)	Adjustment to eliminate the historical equity of Robopolis of $83.7 million and the elimination of intercompany profit in ending inventory of $19.3 million (see Adjustment 1) net of income tax effect of $7.2 million.

(12)	Adjustment to reflect the consideration paid by iRobot to acquire Robopolis of $170.0 million.